Exhibit (k)(1)

ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT (this “Agreement”) made as of [ ], 2025 by and between Man Alternative Income Fund, a Delaware statutory trust (the “Fund”), and Man Solutions LLC, a Delaware limited liability company (the “Administrator”).

WITNESSETH:

WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:

1. Definitions. Capitalized terms used without definition in this Agreement have the respective meanings specified in the Fund’s declaration of trust (the “Declaration”) and the Fund’s bylaws (the “Bylaws”), each as amended from time to time.

2. Duties of the Administrator.

(a) Engagement of Administrator. The Fund hereby engages the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel, and facilities described below, subject to review by and the overall control of the Fund’s board of trustees (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such engagement and retention and agrees during such period to render, or arrange for the rendering of, those services and to assume the obligations set forth in this Agreement subject to the reimbursement of costs and expenses as provided for below. The Administrator and any others with whom the Administrator subcontracts to provide the services set forth in this Agreement shall for all purposes under this Agreement be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(b) Services. The Administrator shall perform (or oversee or arrange for the performance of) the administrative services necessary for the operation of the Fund. Without limiting the generality of the foregoing sentence, the Administrator shall provide the Fund with office facilities, equipment, clerical, compliance, bookkeeping, and record keeping services at such office facilities and such other services as the Administrator, subject to review by the Fund, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, arrange for the services of, and oversee, custodians, depositories, private placement agents, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Fund of its performance of obligations under this Agreement and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing in this Agreement shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain, or sell or any other investment advisory services to the Fund. The Administrator shall be responsible for the financial and other records that the Fund is required to maintain under the 1940 Act and shall prepare, print and disseminate reports to shareholders, and reports and other materials filed with the U.S. Securities and Exchange Commission (the “SEC”) or any other regulatory authority. The Administrator shall oversee the maintenance of the Fund’s financial records and otherwise assist the Fund’s compliance with the rules and regulations applicable to a registered closed-end management investment company and regulated investment company (“RIC”). In addition, the Administrator will assist the Fund in determining and publishing the Fund’s net asset value, overseeing the preparation and filing of the Fund’s tax returns, and the printing and dissemination of reports to the Shareholders, and generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others. The Administrator may engage one or more third parties (including sub-administrators) to perform all or a portion of the foregoing services.

3. Records. The Administrator agrees to maintain and keep all books, accounts, and other records of the Fund that relate to activities performed by the Administrator under this Agreement and, if required by any applicable statutes, rules, and regulations, including without limitation, the 1940 Act, will maintain and keep those books, accounts, and records in accordance with those statutes, rules, and regulations. The Administrator agrees that all records that it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Fund upon the termination of this Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement. The Administrator may engage one or more third parties (including sub-administrators) to perform all or a portion of the foregoing record maintenance services.

4. Confidentiality. The parties to this Agreement agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party to this Agreement, including nonpublic personal information of natural persons pursuant to Regulation S-P of the SEC, shall be used by the other party to this Agreement solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of the providing party. The foregoing confidentiality obligation shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority, or legal counsel of the parties to this Agreement, by judicial or administrative process or otherwise by applicable law or regulation.

5. Compensation; Allocation of Costs and Expenses.

(a) In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities under this Agreement, including the costs and expenses charged by any sub-administrator that may be retained by the Administrator to provide services to the Fund or on the Administrator’s behalf.

(b) The Fund will bear all out-of-pocket costs and expenses of its operations and transactions, including, without limitation, those relating to: (i) organization and offering of the Fund’s common stock (the “Shares” and the investors holding such Shares, “Shareholders”) and the offering of other securities issued by the Fund, including any preferred shares offered by the Fund (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses and other offering expenses, costs incurred in connection with preparing sales materials and other marketing expenses, design and website expenses, fees to attend retail seminars, costs, expenses and reimbursements for travel, meals, accommodations, entertainment and other similar expenses related to meetings or events with prospective investors, broker-dealers, registered investment advisors or financial or other advisors, but excluding the shareholder servicing fee (for the avoidance of doubt, the Fund will also be responsible for paying the shareholder servicing and distribution fees described in the Fund’s Rule 12b-1 plan); (ii) the Fund’s fees and expenses related to any liquidity event or the wind down and/or liquidation and dissolution of the Fund; (iii) calculating individual asset values and the Fund’s net asset value (including the cost and expenses of any independent valuation firm); (iv) taxes, fees, costs and expenses, retainers and/or other payments payable to third parties, including agents, accountants, legal counsel, advisors (including tax advisors), auditors, investment bankers, administrative agents, paying agents, transfer agents, custodians, sub-custodians, trustees, consultants (including individuals consulted through expert network consulting firms), operating partners, deal sourcers (including personnel dedicated to but not employed by the Administrator or its affiliates), and other professionals; (v) fees and expenses incurred in connection with debt or other financing or derivative transactions, if any, incurred to finance the Fund’s investments or operations, and payment of interest and repayment of principal on such debt; (vi) fees and expenses related to sales and repurchases of the Shares and other securities; (vii) investment advisory and management fees; (viii) administration fees, if any, payable under this Agreement; (ix) transfer agent, sub-administrator and custodial fees; (x) expenses relating to the issue, repurchase and transfer of Shares to the extent not borne by the relevant transferring Shareholders and/or assignees; (xi) federal and state registration fees; (xii) all costs associated with a public listing; (xiii) federal, state and local taxes and other governmental charges assessed against the Fund; (xiv) independent trustees’ fees and expenses and the costs associated with convening a meeting of the Board or any committee thereof; (xv) fees and expenses and the costs associated with convening a meeting of the Shareholders or holders of any preferred Shares, as well as the compensation of an investor relations professional responsible for the coordination and administration of the foregoing; (xvi) costs of preparing and filing reports or other documents required by the SEC, the Financial Industry Regulatory Authority or other regulators; (xvii) costs of any reports, proxy statements or other notices to Shareholders, including printing and mailing costs; (xviii) costs and expenses related to the preparation of the Fund’s financial statements and tax returns; (xix) the Fund’s allocable portion of the fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums; (xx) direct costs and expenses of administration, including printing, mailing, long distance telephone, and copying; (xxi) independent auditors and outside legal costs, including legal costs associated with any requests for exemptive relief, “no-action” positions or other guidance sought from a regulator, pertaining to the Fund; (xxii) costs, expenses and fees for hours spent by its in-house attorneys and tax advisors that provide transactional legal advice and/or services to the Fund or its portfolio companies on matters related to potential or actual investments and transactions and the ongoing operations of the Fund; (xxiii) compensation of other third-party professionals to the extent they are devoted to preparing the Fund’s financial statements or tax returns or providing similar “back office” financial services to the Fund; (xxiv) costs and expenses, including travel expenses (e.g., meals and accommodations)

of the Adviser, or members of its investment team, or payable to third parties, in connection with: investment costs, including all fees, costs and expenses incurred in sourcing, evaluating, developing, negotiating, structuring, trading (including trade errors), settling, monitoring and holding prospective or actual investments or investment strategies including, without limitation, any financing, legal (including any retainers), filing, auditing, tax, accounting, compliance, loan administration, advisory, consulting, and other professional fees, costs and expenses in connection therewith; or due diligence on prospective portfolio companies and, if necessary, in respect of enforcing the Fund’s rights with respect to investments in existing portfolio companies, including, among others, professional fees (including, without limitation, the fees and expenses of consultants and experts); (xxv) portfolio risk management costs; (xxvi) commissions or brokerage fees or similar charges incurred in connection with the purchase or sale of securities (including merger fees) and other assets; (xxvii) costs and expenses attributable to normal and extraordinary investment banking, commercial banking, accounting, auditing, appraisal, valuation, administrative agent activities, custodial and registration services provided to the Fund, including in each case services with respect to the proposed purchase or sale of securities by the Fund that are not reimbursed by the issuer of such securities or others (whether or not such purchase or sale is consummated); (xxviii) costs of amending, restating or modifying the Declaration, the Bylaws, the investment advisory agreement by and between the Fund and the Adviser (the “Advisory Agreement”), the Agreement or related documents of the Fund or related entities; (xxix) fees, costs, and expenses incurred in connection with any restructuring, initial public offering or reorganization of the Fund or related entities, the termination, liquidation or dissolution of the Fund or related entities, or the required redemption of all or substantially all outstanding Shares (including the fees and expenses associated with any such transaction); (xxx) the expense reimbursements set forth in this Agreement; (xxxi) research expenses (including an allocable portion of any research or other service that may deemed to be bundled for the benefit of the Fund), as well as the information technology systems used to obtain such research and other information; (xxxii) costs of any public or private offerings of the Shares; (xxxiii) costs of registration rights granted to certain investors, if any; costs and expenses relating to distributions paid on the Shares, if any; (xxxiv) costs incurred in connection with the creation and maintenance of legal entities to hold the Fund’s assets; (xxxv) amounts payable to third parties relating to, or associated with, making or holding investments; (xxxvi) costs of derivatives and hedging; (xxxvii) fees and expenses payable under any dealer manager and selected dealer agreements, if any; (xxxviii) costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers; (xxxix) information technology and related costs, including costs related to software, hardware and other technological systems (including specialty and custom software); (xxxx) indemnification payments; (xxxxi) fees, costs and expenses of any loan servicers and other service providers and of any custodians, lenders, investment banks and other financing sources; (xxxxii) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Fund and the amount of any judgment or settlement paid in connection therewith; and (xxxxiii) all other properly and reasonably chargeable expenses incurred by the Fund or the Administrator in connection with administering the Fund’s business, including rent and the allocable portion of the cost of the Fund’s Chief Compliance Officer and Chief Financial Officer and their respective staffs.

6. Limitation of Liability of the Administrator; Indemnification.

The Administrator, its affiliates and their respective directors, officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any of them shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Fund, and the Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator (collectively, the “Indemnified Parties”), and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or the Shareholders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Fund. Notwithstanding the preceding sentence of this Section 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or the Shareholders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

An Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

7. Activities of the Administrator.

The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each other person providing services as arranged by the Administrator is free to render services to others. It is understood that the Administrator is an affiliate of the Fund and that trustees and officers of the Fund are or may become interested in the Administrator and its affiliates, as trustees, officers, members, managers, employees, partners, Shareholders, or otherwise, and that the Administrator and directors, officers, members, managers, employees, and partners of the Administrator and its affiliates are or may become similarly interested in the Fund as directors or otherwise.

8. Duration and Termination of this Agreement.

(a) This Agreement shall continue in effect for two (2) years from the date hereof and thereafter shall continue automatically for successive annual periods, but only so long as such continuance is specifically approved at least annually by:

i.	the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund; and

ii.

the vote of a majority of the Fund’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) (the “Independent Trustees”) of any such party, in accordance with the requirements of the 1940 Act.

(b) This Agreement may be terminated at any time, without the payment of any penalty, upon not more than sixty (60) days’ written notice, (i) (A) by the vote of a majority of the outstanding voting securities of the Fund, or (B) by the affirmative vote of a majority of the Board, including a majority of the Independent Trustees, or (ii) by the Administrator.

(c) This Agreement may not be assigned by a party without the consent of the other party. The provisions of Section 6 of this Agreement shall remain in full force and effect with respect to any conduct occurring prior to the termination, and the Administrator shall remain entitled to the benefits of Section 6, and the Administrator shall be entitled to any amounts owed under Section 5 through the date termination or expiration, in each case, notwithstanding any termination of this Agreement.

9. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such party may designate in writing and shall be deemed to have been given when personally delivered, mailed by certified mail, return receipt requested, sent by reliable overnight courier, or transmitted by electronic facsimile or electronic mail to the principal office of the Administrator or the Fund, as the case may be.

10. Waiver.

Nothing contained in this Agreement shall constitute a waiver by the Fund of any of its legal rights under the applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

11. Severability.

In the event that any provision or portion of this Agreement is determined to be invalid, illegal or unenforceable for any reason, in whole or in part, the remaining provisions or portion of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

12. Amendment.

This Agreement may be amended or modified by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

13. Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

14. Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

15. Counterparts.

This Agreement may be executed in counterparts and delivered in .pdf or other electronic form by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MAN ALTERNATIVE INCOME FUND

By:
Name:
Title:

MAN SOLUTIONS LLC

By:
Name:
Title:

[Signature page to Man Alternative Income Fund Administration Agreement]